Exhibit 99.1

Contact: Heather Worley, 214.932.6827

heather.worley@texascapitalbank.com

TEXAS CAPITAL BANCSHARES, INC. ANNOUNCES EXECUTIVE CHANGES

DALLAS (June 11, 2013) – CEO George Jones today announced his planned retirement from Texas Capital Bancshares, Inc. (NASDAQ: TCBI), the parent company of Texas Capital Bank, at the end of 2013. He also announced the Board of Directors has promoted Keith Cargill to CEO of Texas Capital Bank and COO of Texas Capital Bancshares, Inc. effective immediately. An additional executive action taken by the board was to name Cargill as Jones’ successor. He will be President and CEO of Texas Capital Bancshares upon Jones’ retirement.

“Keith and I were co-founders of Texas Capital Bank and have been friends and partners for 35 years,” said George Jones, president and CEO of Texas Capital Bancshares, Inc. “I couldn’t be more pleased to have Keith succeed me, and I have every confidence in his ability to lead and grow this company going forward. Today’s announcements are a natural progression of our well-thought out succession planning, which has been based on our business philosophy.”

The Board’s actions are in recognition of the major impact Cargill has had on the bank’s growth and success since its founding in 1998 and to ensure a smooth transition for Cargill under the continued guidance of Jones.

“Texas Capital Bank has experienced 15 years of consecutive growth under the leadership of these two very fine men,” said Larry Helm, Chairman of Texas Capital Bancshares, Inc. Board of Directors. “Both George and Keith have grown this bank during the worst recession through steady stewardship. The board is pleased with the orderly transition of leadership.”

ABOUT TEXAS CAPITAL BANCSHARES, INC.

Texas Capital Bancshares, Inc. (NASDAQ: TCBI), a member of the Russell 2000® Index and the S&P SmallCap 600®, is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and individual clients. Headquartered in Dallas, the bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio. For more information, please visit www.texascapitalbank.com

###